UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 13, 2014

DFC Global Corp.

(Exact name of registrant as specified in charter)

Delaware	000-50866	23-2636866
(State of Incorporation)	(Commission file number)	(I.R.S. Employer Identification Number)

1436 Lancaster Avenue, Suite 300
Berwyn, Pennsylvania	19312
(Address of principal executive offices)	(Zip Code)

(610) 296-3400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INTRODUCTORY NOTE

On June 13, 2014, DFC Global Corp., a Delaware corporation (the “Company”), completed its previously announced merger with LSF8 Sterling Merger Sub, LLC (“Merger Sub”), a Delaware limited liability company and a wholly owned subsidiary of LSF8 Sterling Merger Parent, LLC, a Delaware limited liability company (as successor in interest to LSF8 Sterling Parent, LLC, “Parent”), pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated April 1, 2014, among the Company, Parent, and Merger Sub, which along with Parent, is an affiliate of Lone Star Funds. The Company was the surviving corporation in the Merger and, as a result of the Merger, has become a wholly owned subsidiary of Parent (the “Surviving Company”).

Item 1.01.	Entry into a Material Definitive Agreement.

New ABL Credit Agreement

In connection with the Merger (as defined below), on June 13, 2014, the new parent companies of the Company, Sterling Holdings Limited (“Holdings”) and Sterling Mid-Holdings Limited (“Mid-Holdings”), together with DFC Finance Corp., as the initial borrower (“Initial Borrower”), and the subsidiaries of the Company that are borrowers party thereto (together with Initial Borrower, the “Borrowers”), entered into a senior secured asset-based revolving credit facility (the “New ABL Credit Facility”) with Jefferies Finance LLC, as administrative agent and collateral agent, and a syndicate of lenders. The New ABL Credit Facility provides for a five-year $125.0 million revolving credit facility, with potential to further increase the maximum commitment amount to up to $230.0 million, subject to the conditions set forth in the credit agreement relating thereto (the “New ABL Credit Agreement”). There is a sublimit of $33.0 million (which may be increased to up to $48.0 million) for the issuance of letters of credit under the New ABL Credit Facility. Availability under the New ABL Credit Facility is based on a borrowing base comprised of cash and eligible consumer receivables of the Borrowers and Guarantors (defined below).

Concurrent therewith, Holdings, Mid-Holdings, the Borrowers, the Company and certain of their respective subsidiaries organized in the United States, the United Kingdom and Canada (the “Guarantors”) entered into a guarantee of the New ABL Credit Facility and granted a security interest on a first priority basis on collateral consisting of current assets, including cash and consumer receivables (the “ABL Priority Collateral”) and on a second priority basis on collateral consisting of fixed assets and substantially all of the Borrowers’ and Guarantors’ other assets that do not constitute ABL Priority Collateral (the “Notes Priority Collateral”).

Borrowings under the New ABL Credit Facility may be denominated in United States dollars, British pounds, euros or Canadian dollars (and other currencies as may be approved by the lenders), as selected by the Borrowers. Interest on borrowings under the New ABL Credit Facility accrues at a rate equal to the applicable LIBOR, EURIBOR or CDOR (as applicable based on the currency of the borrowing) for the relevant currency of borrowing, plus a margin of 400 basis points, or if selected by any Borrower, the applicable ABR (in the case of borrowings denominated in US Dollars) or the Canadian prime rate (for loans denominated in Canadian dollars) for such currency of borrowing, plus a margin of 300 basis points, in each case, subject to a step-down in the margin of 25 basis points at a total leverage ratio level of 4.00 to 1.00.

The New ABL Credit Agreement contains customary covenants, representations and warranties and events of default, including covenants which limit the ability of Holdings and its subsidiaries to engage in certain transactions or activities, representations and warranties which must be made in order to obtain borrowings under the New ABL Credit Facility, and financial maintenance covenants and events of default which could result in the New ABL Credit Facility being terminated and any outstanding debt becoming due prior to its scheduled maturity. The financial maintenance covenants under the New ABL Credit Facility are a minimum fixed charge coverage ratio test (which is tested only if availability is less than 15% of the commitments as of the last day of any fiscal quarter) that initially requires a ratio of greater than or equal to 1.00 to 1.00 and steps up to 2.00 to 1.00 by March 31, 2017 and a maximum total net leverage ratio test that initially requires a ratio of less than or equal to 7.00 to 1.00 and steps down to 3.75 to 1.00 by September 30, 2016.

Senior Secured Notes

On June 6, 2014, DFC Finance Corp. (the “Issuer”) entered into a purchase agreement (the “Purchase Agreement”) with Jefferies LLC and Credit Suisse Securities (USA) LLC (as representatives of the initial purchasers) under which the Issuer proposed to issue and sell to the initial purchasers named therein $800,000,000 of the Issuer’s 10.50% Senior Secured Notes due 2020 (the “Notes”). On June 13, 2014, Holdings and Mid-Holdings, and the Company and certain of its subsidiaries (collectively, the “Guarantors”) became party to the Purchase Agreement and proposed to issue guarantees of the Notes and provide certain collateral to secure the Notes. The closing of the sale of the notes occurred on June 13, 2014. The Notes are governed by an Indenture, dated June 13, 2014 (the “Indenture”), by and among the Issuer, the Guarantors and Deutsche Bank Trust Company Americas, as trustee. The Notes are secured on a first priority basis on the Notes Priority Collateral of the Issuer and Guarantors and on a second priority basis on the ABL Priority Collateral of the Issuer and Guarantors.

Item 1.02.	Termination of a Material Definitive Agreement.

In connection with the Merger (as defined below), on June 13, 2014, the Company terminated its Second Amended and Restated Credit Agreement, as amended, dated as of March 3, 2011, among Dollar Financial Corp., Dollar Financial Group, Inc., National Money Mart Company, Dollar Financial U.K. Limited and Instant Cash Loans Limited, the several lenders from time to time parties thereto, and Wells Fargo Bank National Association, as administrative agent and as security trustee (the “Pre-Merger Credit Agreement”) and repaid in full all outstanding loans and advances under the Pre-Merger Credit Agreement in connection with such termination.

The description of the Pre-Merger Credit Agreement set forth in the Company’s Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on March 9, 2011 is incorporated herein by reference.

Item 2.01	Completion of Acquisition or Disposition of Assets.

This Current Report on Form 8-K is being filed in connection with the consummation on June 13, 2014 (the “Effective Time”) of the merger and other transactions contemplated by the (“Common Stock”) Merger Agreement. Pursuant to the Merger Agreement, each share of common stock of the Company, par value $0.001 per share (other than shares held by stockholders who have properly demanded appraisal rights under Delaware law) that was outstanding immediately prior to the Effective Time was cancelled and converted automatically into the right to receive $9.50 per share in cash, without interest (the “Merger Consideration”), and Merger Sub merged with and into the Company (the “Merger”), with the Company continuing as of the Effective Time as the Surviving Company.

Parent obtained equity financing from Lone Star Fund VIII (U.S.), L.P., a private equity fund affiliated with Lone Star Funds, and debt financing from Jefferies Finance LLC and Credit Suisse AG, the proceeds of which were used by Parent to pay the aggregate Merger Consideration and all related fees and expenses of Parent and Merger Sub in connection with the Merger, including payment in full of all of the Company’s obligations under its existing credit facilities.

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

Upon the Effective Time, the Company notified The NASDAQ Stock Market LLC (“NASDAQ”) of the consummation of the Merger, and that, pursuant to the Merger Agreement, each outstanding share of Common Stock (other than shares held by stockholders who have properly demanded appraisal rights under Delaware law) was cancelled and converted into the right to receive the applicable Merger Consideration. Pursuant to the Company’s written request to NASDAQ, the listing of the Common Stock on The NASDAQ Global Select Market will terminate as of the close of business on June 13, 2014, and the Company requested that NASDAQ file with the Securities and Exchange Commission (the “Commission”) a notification of removal from listing on Form 25 to report the delisting of the Common Stock from NASDAQ.

In addition, the Company will file with the Commission a certification and notice of termination on Form 15 requesting that the Common Stock be deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and that the Company’s reporting obligations under Sections 13 and 15(d) of the Exchange Act be suspended.

Item 3.03	Material Modification to Rights of Security Holders.

The Merger Agreement was approved by the Company’s stockholders at a special meeting held on June 6, 2014.

Under the terms of the Merger Agreement, upon the Effective Time, each outstanding share of Common Stock (other than shares held by stockholders who have properly demanded appraisal rights under Delaware law) was cancelled and converted into the right to receive the applicable Merger Consideration.

In connection with the Merger and at the Effective Time, holders of Common Stock immediately prior to such time ceased to have any rights as stockholders in the Company (other than their right to receive the Merger Consideration pursuant to the Merger Agreement or perfect their appraisal rights, if applicable).

Item 5.01	Changes in Control of Registrant.

As a result of the Merger, a change of control of the Company occurred, and the Company became a wholly-owned subsidiary of Parent.

The disclosures set forth in Item 2.01, Item 3.01 and Item 5.02 hereof are incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the Merger, and at the Effective Time, each of Jeffrey A. Weiss, Jack Gavin, David Jessick, Michael Kooper, Ed Evans, Clive Kahn and Ron McLaughlin resigned as directors of the Company. As of the Effective Time and pursuant to the Merger Agreement, Bradley Boggess and Derrick Robicheaux became the directors of the Surviving Company until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified in accordance with applicable law, as the case may be.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

As of the Effective Time, the certificate of incorporation of the Company was amended and restated in its entirety. The Amended and Restated Certificate of Incorporation of the Company is attached hereto as Exhibit 3.1 and is incorporated herein by reference.

In addition, as of the Effective Time, the bylaws of the Company were amended and restated in their entirety. The Amended and Restated Bylaws of the Company are attached hereto as Exhibit 3.2 and are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

3.1	Amended and Restated Certificate of Incorporation of DFC Global Corp.

3.2	Amended and Restated Bylaws of DFC Global Corp.

Signatures

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DFC Global Corp.

By:	/s/ William M. Athas
William M. Athas
Senior Vice President, Finance, Chief Accounting Officer and Corporate Controller

Date: June 13, 2014

EXHIBIT INDEX

Exhibit Number	Description

3.1	Amended and Restated Certificate of Incorporation of DFC Global Corp.

3.2	Amended and Restated Bylaws of DFC Global Corp.